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                                                                    EXHIBIT 23.1





                              CONSENT OF KPMG LLP


The Board of Directors
Sonic Solutions

     We consent to the incorporation by reference in the registration statement on Form S-8 of Sonic Solutions of our report dated May 3, 2001, except as to note 6, which is as of June 18, 2001, relating to the balance sheets of Sonic Solutions as of March 31, 2000 and 2001, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 2001, and the related financial statement schedule, which report appears in the March 31, 2001, annual report on Form 10-K/A of Sonic Solutions.


/s/ KPMG LLP


San Francisco, California
November 13, 2001